EXHIBIT 10.72

EXECUTIVE COMPENSATION ARRANGEMENTS

Each year, the Compensation Committee of the Board of Directors considers whether to alter the base salary of our executive officers. In addition, the Compensation Committee determines bonus awards, if any, to our executive officers for the fiscal year.

Listed below are salaries and bonuses for our executive officers that were awarded during fiscal 2004 and the salaries that have been established for fiscal 2005. Bonuses for fiscal 2005 have not yet been determined.

Executive Officer	2004 Salary	2004 Bonus	2005 Salary
Thomas Brown	$237,500	$87,500	$237,500

Jon A. DeLuca	$225,000	$150,000	$275,000

Edward Granaghan	$167,100	$70,000	$200,000